EXHIBIT 10.11

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of December 15, 2022, is by and among AFAM Concept, Inc. (“Buyer”), Neoteric Cosmetics, Inc., a corporation organized and existing under the laws of the State of Colorado (“Seller”), and for the limited purposes stated herein, Scott’s Liquid Gold-Inc., a Colorado corporation (“SLG”). Buyer and Seller shall be collectively referred to herein as the “Parties” and, each, individually, a “Party.”

RECITALS

A.
Seller owns and operates the “Prell” product lines, which includes shampoo products marketed under the Prell brand (the “Business”).

B.
Seller desires to sell, convey, transfer, assign and deliver to Buyer (or its designated Affiliates), and Buyer desires to (or to cause its designated Affiliates to) purchase and acquire from Seller, all of Seller’s right, title and interest in and to certain assets of Seller related to the Business, together with certain obligations and liabilities relating thereto, as more particularly set forth herein.

C.
Concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Buyer to enter into this Agreement, Seller will enter into a Transition Services Agreement with Buyer, as more particularly described herein.

NOW, THEREFORE, in consideration of the promises and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties, intending to be legally bound hereby, agree as follows.

AGREEMENT

1.
PURCHASED ASSETS. At Closing and subject to the terms and conditions of this Agreement, Seller shall sell, convey, assign, transfer and deliver to Buyer, free and clear of Encumbrances other than Permitted Encumbrances, all of such Seller’s right, title and interest in, under, and to all of the following assets, rights, claims, properties, contractual rights, goodwill, going concern value, and interests related to the Business, wherever situated, excluding the Excluded Assets (collectively, the “Purchased Assets”):

1.1.
Names. All rights to the names “Prell” together with any derivatives thereof and all logos, designs, phrases and other identifications of or relating to such names and the goodwill associated therewith.

1.2.
Intellectual Property. All Intellectual Property Rights owned by Seller and solely used in the Business, including without limitation, the Intellectual Property Rights as set forth on Schedule 1.2 (collectively, the “Intellectual Property Assets”).

1.3.
Prepaid Expenses. All prepaid and security deposits related to the Business listed on Schedule 1.3, including with respect to the Purchased Assets.

1.4.
Records. Originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, research and development files, correspondence with any Governmental Authority, sales materials relating to the period following December 31, 2021 (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets (collectively, the “Records”).

1.5.
Inventory. All inventory and rights therein (including all inventory, finished goods, components, raw materials, work in progress, packaging, supplies, parts and other inventories) (the “Inventory”), wherever located, related to the Business, other than Excluded Inventory (the “Purchased Inventory”).

1.6.
Goodwill. All rights in goodwill and the going concern value of the Business.

1.7.
Other Assets. All other rights in intangible assets (including all claims, contract rights and warranty and product liability claims against third parties) solely related to the Purchased Assets identified above. Additionally, Buyer shall be entitled to all warranty protection now possessed by Seller covering any product or inventory item purchased from Seller under this Agreement, to the extent such protection is transferable or assignable by Seller. Any inventory buyer is unable to sell due to USA regulation changes will be returned to seller.

2.
EXCLUDED ASSETS. Notwithstanding anything to the contrary contained herein, the following assets of Seller shall not be part of the sale and purchase contemplated by this Agreement (collectively, the “Excluded Assets”). The Excluded Assets are excluded from the Purchased Assets, and shall remain the property of Seller after the Closing.

2.1.
Organizational Documents. The corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records of Seller.

2.2.
Excluded Inventory. Inventory that is (i) damaged, (ii) obsolete, discontinued, outdated, dead or excess, including Inventory that is more than twelve (12) months old as of the Closing Date and/or (iii) not of useable or saleable quality or quantity in the ordinary course of business (collectively, the “Excluded Inventory”).

2.3.
Accounts Receivable. Accounts Receivable relating to the period prior to Closing.

2.4.
Cash and Cash Equivalents. All of Seller’s cash and cash equivalents on hand or in bank accounts and short-term investments.

2.5.
Miscellaneous Assets. All other assets of Seller which are not used in or otherwise related primarily to the Business.

3.
LIABILITIES.

3.1.
Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the Liabilities required to be performed after the Closing in connection with the Purchased Assets or as set forth in Schedule 3.1 (collectively, the “Assumed Liabilities”), and no other Liabilities.

3.2.
Excluded Liabilities. Notwithstanding the provisions of Section 3.1 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay,

perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following, except to the extent specified as an Assumed Liability:

3.2.1.
any Liability for (a) Taxes of Seller (or any stockholder or Affiliate of Seller) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (b) Taxes that arise out of the consummation of the transactions contemplated hereby that are the responsibility of Seller pursuant to Section 7.3 (Taxes) of this Agreement; or (c) other Taxes of Seller (or any stockholder or Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law relating to the period prior to the Closing Date.

3.2.2.
any Liabilities relating to or arising out of the Excluded Assets;

3.2.3.
any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

3.2.4.
any pending or threatened Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of, or relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such claim relates to such operation on or prior to the Closing Date;

3.2.5.
any accounts payable of Seller relating to the period prior to the Closing Date; and

3.2.6.
any Liabilities associated with indebtedness of Seller and/or the Business.

4.
PURCHASE PRICE.

4.1.
Purchase Price. The “Purchase Price” shall be (a) $150,000.00 (the “Cash Purchase Price”), plus (b) the inventory purchase price as finally determined pursuant to Section 4.2, which includes inventory as of the Closing Date and Subsequent Inventory (the “Inventory Purchase Price”) plus (c) a royalty equal to 3% of net sales (determined on a GAAP basis) collected for all products sold in the United States under the Prell brand name, paid not later than the 15th day of the month following the month in which such sales amounts are collected by Buyer, for all sales consummated within 48 months following the Closing Date (the “Royalty Payment”). At the Closing, the Buyer shall deliver the sum of the Cash Purchase Price and the Estimated Inventory Purchase Price (collectively, the “Closing Payment”) to Seller by wire transfer of immediately available funds to an account designated by Seller in writing.

4.2.
Inventory Purchase Price. The Inventory Purchase Price shall be determined in accordance the terms of this section.
4.2.1.
As of five (5) business days prior to the Closing Date (the “Inventory Date”), Buyer and Seller shall (a) take an inventory of all items of Purchased Inventory and (b) jointly prepare a schedule in substantially the form of Exhibit A (the “Inventory Statement”) setting forth all items of Purchased Inventory as of the Inventory Date and for each such item of Purchased Inventory, (i) its description (including item number assigned thereto), (ii) quantities, (iii) value at the lower of cost or market price for each Purchased Inventory item as of the Inventory Date, and (iv) the estimated total value of the Purchased Inventory (as calculated pursuant to subsection (iii)) listed in the Inventory Statement (the “Estimated Inventory Purchase Price”).
4.2.2.
Within thirty (30) days following the Closing, Buyer shall prepare and deliver to Seller a calculation of the Purchased Inventory together with its total value, in accordance with the methodology used in preparing the Inventory Statement (the “Closing Inventory Statement”).
4.2.3.
If the value of the Purchased Inventory set forth in the Closing Inventory Statement exceeds the Estimated Inventory Purchase Price, Buyer shall pay to Seller the amount of such excess by wire transfer of immediately available funds within five (5) Business Days of delivery of the Closing Inventory Statement. If the value of the Purchased Inventory set forth in the Closing Inventory Statement is less than the Estimated Inventory Purchase Price, Seller shall pay to Buyer the amount of deficiency by wire transfer of immediately available funds within five (5) Business Days of delivery of the Closing Inventory Statement.
4.2.4.
In addition to the inventory purchased as of Closing, Buyer shall purchase, for an amount equal to the cost to Seller or SLG (as applicable), inventory of Products that Seller has ordered to be manufactured in or before March 2023, including, for the avoidance of doubt, inventory produced under Purchase Order Number 2005-00-00055 and Purchase Order Number 2022-00-01099 (“Subsequent Inventory”), within five (5) Business Days of delivery by Chemrite CoPac, Inc. Buyer shall also purchase any raw materials and components, for an amount equal to the cost of Chemrite CoPac, Inc. has purchased on behalf of Seller, within five (5) Business Days of Delivery by Chemrite CoPac, Inc.

4.3.
Purchase Price Allocation. Seller and Buyer shall agree within thirty (30) days after the Closing Date on the allocation of the Purchase Price among the Purchased Assets and Assumed Liabilities and any other amounts required to be included in the determination of the Purchase Price for U.S. federal income tax purposes, and such allocation shall be prepared in accordance with Section 1060 of the Code and the requirements of IRS Form 8594. The Parties shall file all Tax Returns, reports and other documents, including an asset acquisition statement on Form 8594, required by any competent taxing authority in a timely manner consistent with the agreed allocation. The Parties acknowledge that the Purchase Price subject to allocation may be different for each of the Parties (e.g., due to inclusion of differing amounts of transaction cost).

5.
CLOSING.

5.1.
Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the Closing Date by means of an electronic closing in which the closing documentation will be delivered by electronic mail exchange of signature pages in PDF or functionally equivalent electronic format, which delivery will be effective without any further physical exchange of the original copies. The Closing will be deemed effective as of 12:01 a.m. U.S. Eastern time on the date after all of the conditions to Closing set forth in Sections 5.2 and 5.3 have been satisfied or waived (other than conditions which by their nature are to be satisfied at the Closing) (the “Closing Date”).

5.2.
Seller’s Closing Deliveries. At Closing, Seller shall deliver, or cause to be delivered, to Buyer each of the following, as applicable:

5.2.1.
the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances;

5.2.2.
a bill of sale and assignment and assumption agreement (“Bill of Sale”), and other instruments of conveyance as may be necessary or appropriate to transfer to Buyer as of the Closing Date good and marketable title to all of the Purchased Assets and effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities, duly executed by Seller, all in form and substance reasonably satisfactory to Buyer;

5.2.3.
notices of assignment(s) of all right, title and interest of Seller in and to the Registered Intellectual Property Assets to Buyer, duly executed by Seller, all in form and substance reasonably satisfactory to Buyer (the “Intellectual Property Assignments”);

5.2.4.
a transition services agreement by and between Buyer and Seller, wherein Seller agrees to provide certain services that will allow Buyer to successfully and efficiently transfer the Business, duly executed by Seller, all in form and substance reasonably satisfactory to Buyer (the “Transition Services Agreement”);

5.2.5.
a copy of a certificate of good standing of the Seller;

5.2.6.
a copy of all resolutions adopted by the board of directors (or other similar governing body) of the Seller, authorizing the execution delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

5.2.7.
a certificate pursuant to Treasury Regulations Section 1-1445-2(b) that the Seller is not a foreign person within the meaning of Section 1445 of the Code, duly executed by the Seller;

5.2.8.
evidence in form and substance reasonably satisfactory to Buyer that all third-party consents have been received and that no such consents have been revoked; and

5.2.9.
such other instruments as shall be reasonably requested by Buyer to carry out the transactions described herein.

5.3.
Buyer’s Closing Deliveries. At Closing, Buyer shall deliver, or cause to be delivered, to Seller:

5.3.1.
the Closing Payment;

5.3.2.
the Bill of Sale, duly executed by Buyer;

5.3.3.
the Intellectual Property Assignments, duly executed by Buyer;

5.3.4.
the Transition Services Agreement, duly executed by Buyer;

5.3.5.
a copy of a certificate of good standing of the Buyer;

5.3.6.
a copy of all resolutions adopted by the board of directors (or other similar governing body) of the Buyer, authorizing the execution delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and

5.3.7.
such other instruments as shall be reasonably requested by Seller to carry out the transactions described herein.

6.
Representations and Warranties.

6.1.
Seller’s Representations and Warranties. Seller and SLG, jointly and severally, represent and warrant to the Buyer that, except as otherwise set forth in the disclosure schedules (the “Disclosure Schedules”), the following representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

6.1.1.
Execution and Effect of Agreement. Seller has the power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is a party and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by Seller. This Agreement has been, and the other Transaction Documents to which Seller is a party will be, duly executed and delivered by Seller and constitutes or, when executed by Seller, will constitute the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with their respective terms.

6.1.2.
Organization and Good Standing; Authority and Power. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado. Seller has all requisite power, and the general power to own, lease, and operate the Purchased Assets and to carry on operations relating to the Business as now conducted, and to enter into this Agreement and the other Transaction Documents to which it is a party and perform all of its obligations hereunder and thereunder. All action necessary to authorize the execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is a party and other documents required to be executed, and delivered, by Seller hereunder and thereunder, and the performance of each of its obligations hereunder and thereunder, have been duly authorized and taken.

6.1.3.
Financial Data. Schedule 6.1.3(a) contains true and complete copies of the unaudited sales, gross margin, and contribution margin of the Business the ten (10) month period ended October 31, 2022 (collectively, the “Financial Data”). The Financial Data is based on the books and records of the Business, and fairly present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated.

6.1.4.
Title to Purchased Assets. Seller has good and valid title to all of the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances. Except as set forth on Schedule 6.1.4: the Purchased Assets constitute all of the material assets used in or held for use in operation of the Business and are sufficient for Buyer to conduct the Business from and after the Closing Date; none of the Excluded Assets are material to the Business; the Purchased Assets will allow Buyer to operate without interruption and in the ordinary course of business consistent with past practice, as it has been conducted by Seller and its Affiliates.

6.1.5.
Intellectual Property.

6.1.5.1.
Schedule 6.1.5.1 contains a complete and correct list of (a) each Intellectual Property Asset that is registered, issued or subject to a pending application for registration or issuance with a Governmental Authority (“Registered Intellectual Property Asset”), and (b) all material unregistered Intellectual Property Assets. Failure to list an item in Schedule 6.1.5.1 shall not mean that the omitted item is not a Registered Intellectual Property Asset or a material unregistered Intellectual Property Asset.

6.1.5.2.
The conduct of the Business, as now conducted or as conducted since December 31, 2021, including the use, sale, offering for sale, making, distribution, importation, exportation, licensing or sublicensing of the Products by Seller, does not and did not during such time period infringe upon or misappropriate any Intellectual Property Right of any other Person and since December 31, 2021 Seller has not received any written charge, complaint, claim, demand or notice alleging any such infringement or misappropriation arising out of Seller’s operation of the Business (including any claim that the Seller must license or refrain from using all or any portion of the Intellectual Property Assets).

6.1.5.3.
Since December 31, 2021, there has been no unauthorized use, infringement or misappropriation of any Intellectual Property Asset by any Person, including any employees and former employees, consultants, customers or suppliers of Seller.

6.1.5.4.
The Intellectual Property Assets consist solely of items and rights which are owned solely by Seller.

6.1.5.5.
Schedule 6.1.5.5 describes, with respect to each applicable Intellectual Property Asset, the current status of any pending applications, registrations and filings.

6.1.5.6.
All Registered Intellectual Property Assets that are registered or issued are valid, enforceable and subsisting, in good standing, with all fees, payments and filings due as of the Closing Date duly made. Except as set forth on Schedule 6.1.5.6, (a) Seller has made all filings required to vest ownership of all Registered Intellectual Property Assets in Seller, and (b) Seller has not granted any third party any right in or to, or license under, or any covenant or other agreement not to sue or enforce, with respect to any of the Intellectual Property Assets.

6.1.5.7.
With respect to each Intellectual Property Asset, (a) Seller possesses all right, title and interest in and to such Intellectual Property Asset, free and clear of all Encumbrances other than Permitted Encumbrances; (b) such Intellectual Property Asset is not subject to any outstanding injunction, judgment, order, decree, ruling or charge affecting Seller’s use or ownership of or the validity or enforceability of such Intellectual Property

Asset; and (c) no Action is pending or, to the Knowledge of Seller, is threatened that challenges the use, validity, enforceability or Seller’s ownership of such Intellectual Property Asset.

6.1.5.8.
Seller has used commercially reasonable efforts to prevent unauthorized disclosure of each Intellectual Property Asset that Seller currently uses in the operation of the Business and that derives its value from being kept in confidence.

6.1.5.9.
Each Intellectual Property Asset will be owned and available for use by Buyer on identical terms and conditions immediately after the Closing.

6.1.5.10.
All Products and primary packaging materials used by Seller in the Business, and packaging of the Products, comply in all material respects with applicable Laws relating to the marking and identification of Intellectual Property Rights. Other than de minis failure to mark, (a) all Products covered by one or more patents included within the Registered Intellectual Property Assets have been marked with the appropriate patent number or numbers in accordance with 35 U.S.C. § 287, and (b) all Products and primary packaging materials used by Seller in the Business and packaging of the Products that utilize any registered trademark included within the Registered Intellectual Property Assets have been marked with the ® designation in accordance with 15 U.S.C. § 1111.

6.1.6.
Inventory. All Purchased Inventory of the Business, including finished products, components, and raw materials, regardless of location, consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business. All Purchased Inventory has been valued by the Parties at the lesser of cost value or market value as of the Inventory Date. All Purchased Inventory is owned by Seller free and clear of all Encumbrances.

6.1.7.
No Conflicts; Consent. The execution, delivery and consummation of this Agreement and the other Transaction Documents to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, by Seller: (a) will not violate in any material respect any Law or Governmental Order to which Seller is a party or to which Seller, the Business or the Purchased Assets are bound or subject, conflict in any material respect with or result in a material breach of, or give rise to a right of termination of, require consent under, or accelerate the performance required by, the terms of any material contract to which the Business or any Purchased Asset is bound or subject; and (b) will not constitute a default in any material respect thereunder, or result in the creation of any Encumbrance upon any Purchased Asset. No consent, approval, permit, authorization of, declaration to or filing with any Governmental Authority or any other Person on the part of Seller is required in connection with the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

6.1.8.
Litigation. There is no Action pending or to Seller’s Knowledge threatened against or involving the Business or any of the Purchased Assets. There are no Actions pending or to Seller’s Knowledge threatened against Seller or to which Seller is otherwise a party relating to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby.

6.1.9.
Customer and Suppliers. Schedule 6.1.9 contains a complete and accurate list of all of Seller’s suppliers and customers comprising 90% of the revenue of the Business. Seller has not received notice that any such supplier or customer plans to discontinue doing business with Seller or, after the Closing, Buyer.

6.1.10.
Brokers. Neither Seller nor any Person acting on behalf of Seller has agreed to pay a commission, finder’s fee, investment banking fee or similar payment in connection with this Agreement or any other Transaction Document, other than payments for which Buyer will not be liable.

6.2.
Buyer’s Representations and Warranties. Buyer hereby represents and warrants to the Seller that the following representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

6.2.1.
Execution and Effect of Agreement. Buyer has the power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by Buyer. This Agreement has been, and the other Transaction Documents to which Buyer is a party will be, duly executed and delivered by Buyer and constitutes or, when executed by Buyer, will constitute the legal, valid and binding obligation of Buyer, enforceable against the Buyer in accordance with their respective terms.

6.2.2.
Organization and Good Standing. Buyer is duly organized, validly existing, and in good standing under the laws of the state of its organization. All corporate action necessary to authorize the execution and delivery of this Agreement by Buyer and the other Transaction Documents to Buyer is a party, and the performance of its obligations hereunder and thereunder, have been duly authorized and taken.

6.2.3.
No Conflicts; Consent. The execution, delivery and consummation of this Agreement and the other Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, by Buyer: (a) will not violate in any material respect any Law or Governmental Order to which Buyer is a party or to which Buyer is bound or subject, conflict in any material respect with or result in a material breach of, or give rise to a right of termination of, require consent under, or accelerate the performance required by, the terms of any material contract to which Buyer is a party or to which the Buyer’s business is bound or subject; and (b) will not constitute a default in any material respect thereunder. No consent, approval, permit, authorization of, declaration to or filing with any Governmental Authority or any other Person on the part of Buyer is required in connection with the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

6.2.4.
Litigation. There are no Actions pending or to Buyer’s Knowledge threatened against Buyer or to which Buyer is otherwise a party relating to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby.

6.2.5.
Brokers. Neither Buyer nor any Person acting on behalf of Buyer has agreed to pay a commission, finder’s fee, investment banking fee or similar payment in connection with this Agreement or any other Transaction Document.

7.
COVENANTS.

7.1.
Expenses. Except as otherwise specifically provided in this Agreement, the Parties shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of their respective Representatives.

7.2.
Use of Intellectual Property. Following the Closing, Seller and its Affiliates shall not challenge the validity or enforceability of the Intellectual Property Assets or the exclusive ownership of any of the Intellectual Property Assets by Buyer or its Affiliates or successors or assigns, provided, however, that Seller may (a) use the Intellection Property Assets on a transitional basis solely to the extent necessary to transition the Business; and (b) assert and defend its right to make such use of the Intellectual Property Assets.

7.3.
Taxes. Seller and Buyer shall cooperate fully with each other and make available or cause to be made available to each other in a timely fashion such data regarding the Business which relates to Taxes, prior Tax Returns or filings and other information as may be reasonably required for the preparation by Buyer or Seller of any Tax Returns, elections, consents or certificates required to be prepared and filed by Buyer or Seller and any audit or other examination by any taxing authority or administrative Action relating to liability for Taxes. Buyer and Seller shall retain copies of all Tax Returns, supporting work schedules and other records relating to the Business and which relate to Tax periods or portions thereof ending prior to or on the Closing Date for the amount of time required by applicable Law. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne equally by the parties and paid or reimbursed, as applicable by each party when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

7.4.
Bulk Sales. Buyer and Seller hereby agree to waive compliance with the provisions of any bulk sales, bulk transfer or similar legislation in the jurisdictions in which any of the Purchased Assets are located. Seller shall, after Closing, pay its creditors as its debts to them become due and take all action necessary to prevent any such creditor from asserting any claim against Buyer or the Purchased Assets or under any such legislation for relief provided therein as a result of such non-compliance. If, for any reason, the Seller fails to make payment to any creditor that would otherwise have been covered by compliance with the Bulk Sales Act, and Buyer is required to make the payment that Seller would owe under this provision, Buyer shall be entitled to deduct from any Royalty or other payment due Seller from Buyer the amount so paid on Seller’s behalf.

7.5.
Confidential Information. From and after the Closing, Seller shall, and shall cause each of its respective Affiliates and Representatives to (a) treat all Confidential Information of or relating to the Business, the Purchased Assets, the Buyer, and/or its Affiliates (whenever and however acquired) strictly confidential; (b) not disclose such Confidential Information or permit it to be disclosed, in whole or part, to any Person without the prior written consent of

Buyer; and (c) not use any such Confidential Information for any purpose except as permitted by this Agreement. Confidential Information subject to this Section shall not include information that is or becomes generally available to the public other than through the Seller’s breach of this Agreement; or is communicated to Seller by a Person that had no confidentiality obligations with respect to such information. Nothing herein shall be construed to prevent disclosure of Confidential Information of or relating to the Business as may be required by applicable Law, or pursuant to the valid order of a court of competent jurisdiction or an authorized governmental agency, provided that the disclosure does not exceed the extent of disclosure required by such Law or order.

7.6.
Refunds and Remittances. After the Closing, if either Party or any of its Affiliates receives any refund, payment, or other amount or asset which is properly due and owing to the other Party in accordance with this Agreement or any other Transaction Document, or related to claims or other matters for which the other Party is responsible under any Transaction Document, such Party shall promptly notify the other Party thereof and shall promptly remit (or shall cause to be promptly remitted) such refund, payment or other amount or asset to such Party in accordance with its instructions. In furtherance of the foregoing, from and after the Closing, each Party shall furnish the other Party with such financial and other data and information related to such Party’s assets and receivables as the other Party may reasonably request from time to time to the extent necessary to verify compliance with this section.

7.7.
Public Announcements; Communications. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement. Prior to Closing, Buyer shall not contact or communicate with customers, suppliers, vendors, service providers or other business partners of Seller regarding this Agreement or the transactions contemplated hereby without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed) and the parties shall cooperate in good faith regarding communicating the consummation of this Agreement to such persons on or after the Closing.

7.8.
Further Assurances. Seller and Buyer shall each deliver or cause to be delivered to the other on the Closing Date such instruments as the other may reasonably request for the purpose of carrying out the transactions contemplated by this Agreement and shall take or cause to be taken all actions necessary or appropriate to consummate the transactions contemplated hereby. At any time and from time to time after the Closing, Seller shall, at the reasonable request of Buyer and at Seller’s expense and without further consideration, execute and deliver any further deeds, bills of sale, endorsements, assignments and other instruments of conveyance and transfer, and take such other actions as Buyer may reasonably request in order to (a) transfer, convey, assign and deliver to Buyer, and to place Buyer in actual possession and operating control of, and to vest, perfect or confirm, of record or otherwise, in Buyer all right, title and interest in, to and under the Purchased Assets, (b) to assist in the collection or reduction to possession of any and all of the Purchased Assets or to enable Buyer to exercise and enjoy all rights and benefits with respect thereto, or (c) to otherwise carry out the intent and purposes of this Agreement.

8.
INDEMNIFICATION

8.1.
Indemnification by Seller and SLG. Subject to the survival periods set forth in Section 8.4 (Survival), Seller and SLG, jointly and severally, agree to defend, indemnify and hold Buyer and its Affiliates and their respective officers, directors, shareholders, owners, Representatives and lenders (collectively, the “Buyer Indemnified Parties”) harmless from and against any and all losses, liabilities, damages, obligations, Actions, demands, penalties, interest, costs and expenses (including any and all attorneys’ fees and expenses relating thereto, including costs of investigation and litigation incurred by the indemnified party to the extent such party is the prevailing party in making or defending such claim for indemnity) (collectively, the “Losses”) arising out of (a) any breach of a representation or warranty made by Seller or SLG in this Agreement, including the Transaction Documents; (b) any breach of a covenant, agreement or undertaking of Seller or SLG in this Agreement or in any other document or instrument attached hereto or delivered by Seller in connection with this Agreement; and (c) any Excluded Assets or Excluded Liability.

8.2.
Indemnification by Buyer. Subject to the survival periods set forth in Section 8.4 (Survival), Buyer hereby agrees to defend, indemnify and hold Seller harmless from and against any and all Losses, arising out of or in connection with (a) any breach of a representation or warranty made by Buyer in this Agreement, including the Transaction Documents; (b) any breach of a covenant, agreement or undertaking of Buyer in this Agreement or in any other document or instrument attached hereto or delivered by Buyer in connection with this Agreement; and (c) any Purchased Assets or Assumed Liability.

8.3.
Notices; Defense or Prosecution of Claims. Upon becoming aware of any claim and upon having reason to believe in the possible existence of any claim entitling a Party to indemnification hereunder, the Party claiming indemnification (the “Indemnified Party”) shall give the other Party (the “Indemnifying Party”) prompt written notice of such claim setting forth in such notice all essential facts then known to the Indemnified Party in connection therewith; provided, however, that failure to give such prompt notice or specify all known facts shall not absolve the Indemnifying Party from its liabilities under this Section. If the facts giving rise to a claim for indemnification hereunder arise out of the claim of any third party, or if there is any claim against a third party, the Indemnifying Party may, at its option, assume the defense or the prosecution thereof, with counsel satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, unless (i) such claim seeks an order, injunction or other equitable relief against the Indemnified Party or (ii) the Indemnified Party shall have reasonably concluded that there is a conflict of interest between the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, in the defense or prosecution of such claim. After any assumption of the defense or prosecution of any claim by the Indemnifying Party, it shall not be liable to the Indemnified Party for any legal expenses thereafter incurred by the Indemnified Party in connection with the defense or prosecution thereof other than reasonable costs of investigation and any costs incurred in the course of such defense or prosecution. In any such event, whether or not the Indemnifying Party does so assume the defense or prosecution thereof, the Indemnifying Party and the Indemnified Party shall cooperate in the defense or prosecution thereof and shall furnish such records and information and attend at such proceedings as may be reasonably requested in connection herewith. The Indemnifying Party shall have no indemnification obligations with respect to any claim or demand that is settled by the Indemnified Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), other than any claim or demand as to which the Indemnifying Party shall not have assumed the defense or prosecution thereof.

8.4.
Survival. (a) The representations and warranties made by the Parties in this Agreement shall survive the Closing and shall continue in full force and effect without limitation after the Closing for a period of 18 months following the Closing Date, except that (i) claims related to fraud and claims arising from or pertaining to the Excluded Liabilities shall survive indefinitely; and (ii) claims arising from the breach of representations and warranties contained in Sections 6.1.1, 6.1.2, 6.1.4, 6.1.10 and 6.2.1, 6.2.2, 6.2.3 and 6.2.5 shall survive for the applicable statute of limitations plus sixty (60) days and (b) covenants and agreements made by the Parties in this Agreement shall survive for the period provided in such covenants and agreements, if any, or until fully performed; provided, however, that any obligations under Section 8.1 and Section 8.2 shall not terminate with respect to any Losses, as to which the Indemnified Party shall have given notice to the Indemnifying Party in accordance with Section 8.3 before the termination of the applicable survival period.

8.5.
Limitations. Notwithstanding anything herein to the contrary, the maximum amount subject to indemnification under hereunder shall not exceed $75,000, other than with respect to any breach of any representation or warranty in Sections 6.1.1, 6.1.2, 6.1.4, and 6.1.10, which amount subject to indemnification shall not exceed the Purchase Price, and other than with respect to claims related to fraud, which amount subject to indemnification will be uncapped. Further, Buyer shall not make a claim under Section 8.1 until such claim or claims in the aggregate exceed $20,000 (“Basket”), in which event Seller or SLG shall be liable for all such losses from the first dollar; provided, however, the Basket shall not apply with respect claims related to fraud. No Party shall have liability under this Agreement to the extent that such liability resulted from the willful misconduct or gross negligence of the other Party hereto. Each Party hereto shall take and shall cause to be taken steps reasonably necessary to mitigate any liability.

9.
MISCELLANEOUS.

9.1.
Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

9.2.
Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. None of the Parties may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No transfer or assignment shall relieve the transferring or assigning Party of any of its obligations hereunder. Without limiting the forgoing, Buyer shall not sell, assign, transfer, license or otherwise convey the Business, or any part of the Business, unless the purchaser is reasonably satisfactory to Seller and agrees in writing to perform all obligations of Buyer under this Agreement and the Transition Services Agreement, including with respect to the Royalty Payment.

9.3.
No Third-Party Beneficiaries. Except as provided in Section 8 (Indemnification), this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.4.
Choice of Law; Submission to Jurisdiction; Waiver of Jury Trial.

9.4.1.
This Agreement shall be governed by and construed under and the rights of the Parties determined in accordance with the Laws of the State of Delaware (without reference to the choice of law provisions of the State of Delaware).

9.4.2.
Each of the Parties irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first-class mail, postage prepaid, to such Party at such Party’s address set forth herein, or by any other method provided or permitted under the Laws of the State of Delaware.

9.4.3.
To the extent that a Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party hereby irrevocably waives such immunity in respect of its obligations pursuant to this Agreement.

9.4.4.
Except as otherwise provided in this Agreement, any proceeding or litigation arising out of relating to this Agreement or any contemplated transaction hereunder shall be brought in the courts of the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or litigation, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such proceeding or litigation shall be heard and determined only in any such court, and agrees not to bring any proceeding or litigation arising out of or relating to this Agreement or any contemplated transaction hereunder in any other court. Each Party acknowledges and agrees that this section constitutes a voluntary and bargained-for agreement between the Parties.

9.4.5.
EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

9.5.
Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.5):

If to Seller or SLG:	Scott’s Liquid Gold-Inc. 8400 E. Crescent Parkway, Suite 450 Greenwood Village, CO 80111 Attention: Chief Financial Officer
with a copy to:	Holland & Hart LLP 555 17th Street Denver, CO 80202 Attention: Amy L. Bowler
If to Buyer:	AFAM Concept, Inc. 7401 S. Pulaski Road Chicago, Illinois 60629 Attention: Zain Ali
with a copy to:	211 West Wacker Drive Suite 710 Chicago,IL 60606 Attention: Richard Grossman

9.6.
Entire Agreement. This Agreement, together with the exhibits and schedules hereto, the other Transaction Documents, and the Confidentiality Agreement, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, and no Party shall be liable or bound to any other Party in any manner by any warranties, representations or covenants except as specifically set forth herein.

9.7.
Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Schedules and Exhibits mean the Articles and Sections of, and Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

9.8.
Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

9.9.
Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

9.10.
Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law.

9.11.
Non-disclosure. This Agreement is confidential to the Parties and their Representatives, and is subject to that certain Mutual Confidentiality and Non-Solicitation Agreement dated June 20, 2022 (the “Confidentiality Agreement”), which continues in full force and effect and shall continue in full force and effect after Closing.

9.12.
Attorneys’ Fees. In the event of any action to enforce, interpret or construe this Agreement, in addition to any other relief to which it may be entitled at law or in equity, the prevailing party shall be entitled to its reasonable costs incurred, including attorneys’ fees and the costs of appeal, if any.

9.13.
Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.
DEFINITIONS. For purposes of this Agreement, terms capitalized herein shall be defined in accordance with the following definitions.

10.1.
“Accounts Receivable” shall mean all of Seller’s accounts, accounts receivable, notes and notes receivable related to the Business, including all rights of the Seller to payment for services rendered that are payable to the Seller, including any security held for the payment thereof, less any allowance for doubtful accounts.

10.2.
“Action” shall mean any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

10.3.
“Affiliate” shall mean, as to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, the Person specified. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

10.4.
“Assumed Liabilities” shall have the meaning set forth in Section 3.1.

10.5.
“Bill of Sale” shall have the meaning set forth in Section 5.2.2.

10.6.
“Business” shall have the meaning set forth in the Recitals.

10.7.
“Business Day” shall mean any day other than a Saturday, Sunday or holiday on which national banking associations in the State of Colorado are authorized or required to be closed.

10.8.
“Buyer” shall have the meaning set forth in the Preamble.

10.9.
“Buyer Indemnified Parties” shall have the meaning set forth in Section 8.1.

10.10.
“Cash Purchase Price” shall have the meaning set forth in Section 4.1.

10.11.
“Closing” shall have the meaning set forth in Section 5.1.

10.12.
“Closing Date” shall have the meaning set forth in Section 5.1.

10.13.
“Closing Inventory Statement” shall mean the Inventory Purchase Price pursuant to Section 4.2.2.

10.14.
“Closing Payment” shall have the meaning set forth in Section 4.1.

10.15.
“Confidential Information” shall mean all non-public, confidential or proprietary information, whether in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential,” including: (a) information concerning the past, present and future business affairs relating to the Business and/or the Purchased Assets, including finances, customer information, supplier information, products, services, organizational structure and internal practices, forecasts, sales and other financial results, records and budgets, and business, marketing, development, sales and other commercial strategies of Seller, Buyer, and/or or their respective Affiliates, and/or or their respective customers, suppliers, and other third parties having a relationship with the Business; (b) unpatented inventions, ideas, methods and discoveries, trade secrets, know-how, unpublished patent applications and other confidential Intellectual Property Rights; (c) designs, specifications, documentation, components, source code, object code, images, icons, audiovisual components and objects, schematics, drawings, protocols, processes, and other visual depictions, in whole or in part, of any of the foregoing; (d) Confidential Information of any third party included with, or incorporated in, any information used by Seller, Buyer, and/or or their respective Affiliates in the Business or in connection with the Purchased Assets; (e) other information that would reasonably be considered non-public, confidential or proprietary given the nature of the information and the Business; and (f) notes, analyses, compilations, reports, forecasts, studies, samples, data, statistics, summaries, interpretations and other materials prepared by or for Seller, Buyer and/or their respective Affiliates that contain, are based on, or otherwise reflect or are derived, in whole or in part, from any of the foregoing.

10.16.
“Confidentiality Agreement” shall have the meaning set forth in Section 9.11.

10.17.
“Disclosure Schedules” shall have the meaning set forth in Section 6.1.

10.18.
“Encumbrance” shall mean any lien (including mechanics, warehousemen, laborers and landlords liens), charge, claim, hypothecation, pledge, security interest, mortgage, preemptive right, right of first refusal, option, judgment, title defect right of first refusal, easement or conditional sale or other title retention agreement or other restriction or encumbrance of any kind.

10.19.
“Environmental Claim” shall mean any Action, Governmental Order, Encumbrance, fine, penalty, or, as to each, any settlement or judgment arising therefrom, (including costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, release of, or exposure to, any hazardous materials; or (b) non-compliance with any Environmental Law or term or condition of any environmental Permit.

10.20.
“Environmental Law” shall mean any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any hazardous materials.

10.21.
“Estimated Inventory Purchase Price” shall mean the Inventory Purchase Price pursuant to Section 5.3.

10.22.
“Excluded Assets” shall have the meaning set forth in Section 2.

10.23.
“Excluded Inventory” shall have the meaning set forth in Section 2.2.

10.24.
“Excluded Liabilities” shall have the meaning set forth in Section 3.2.

10.25.
“Financial Data” shall have the meaning set forth in Section 6.1.3.

10.26.
“GAAP” shall mean United States generally accepted accounting principles in effect from time to time.

10.27.
“Governmental Authority” shall mean any governmental, regulatory or administrative body, agency, subdivision or authority, any court or judicial authority, arbitrator (public or private) or any public, private or industry regulatory authority, whether national, federal, state, local, foreign or otherwise.

10.28.
“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

10.29.
“Indemnified Party” shall have the meaning set forth in Section 8.3.

10.30.
“Indemnifying Party” shall have the meaning set forth in Section 8.3.

10.31.
“Intellectual Property Assets” shall have the meaning set forth in Section 1.2.

10.32.
“Intellectual Property Assignments” shall have the meaning set forth in Section 5.2.3.

10.33.
“Intellectual Property Rights” shall mean intellectual property rights, including (a) inventions, designs, algorithms and other industrial property, and all enhancements and improvements thereto, whether patentable or unpatentable, and whether or not reduced to practice, and all patents therefor or in connection therewith (including all U.S. and foreign patents, patent applications, patent disclosures, mask works, and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof); (b) trademarks, trade names and service marks, trade dress, logos, internet domain names, social media handles and accounts, marketing material (commercial advertisements, sell sheets, brochures, digital marketing material etc.) and other commercial product or service designations, and all goodwill and similar value associated with any of the foregoing, and all applications, registrations, and renewals in connection therewith; (c) copyrights (whether or not registered), moral rights in relation to all works of authorship, and all registrations and applications for registration thereof, as well as rights to renew copyrights; (d) trade secrets (as such are determined under applicable Law), know-how and other confidential business information, including technical information; (e) any and all other rights to existing and future registrations and applications for any of the foregoing and all other proprietary rights in, or relating to, any of the foregoing, including remedies against and rights to sue for past infringements, and rights to damages and profits due or accrued in or relating to any of the foregoing; (f) any and all other intangible proprietary property, information and materials; and (g) any contracts granting any right relating to or under the foregoing.

10.34.
“Inventory” shall have the meaning set forth in Section 1.5.

10.35.
“Inventory Date” shall have the meaning set forth in Section 4.2.1.

10.36.
“Inventory Statement” shall have the meaning set forth in Section 4.2.1.

10.37.
“Knowledge”, shall mean, with respect to Seller and SLG, the actual or constructive knowledge of each of the directors and officers of the Seller and SLG, after due inquiry.

10.38.
“Law” shall mean any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

10.39.
“Liability” shall mean any direct or indirect indebtedness, liability, assessment, claim, loss, damage, deficiency, obligation or responsibility, expense (including reasonable attorneys’ fees, court costs, accountants’ fees, environmental consultants’ fees, laboratory costs and other professionals’ fees), order, settlement payments, Taxes, fines and penalties, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise (including any liability under any guaranties, letters of credit, performance credits or with respect to insurance loss accruals).

10.40.
“Names” shall have the meaning set forth in Section 1.1.

10.41.
“Party” and “Parties” shall have the meaning set forth in the Preamble.

10.42.
“Permitted Encumbrances” shall mean: written outbound licenses of the Intellectual Property Assets entered into in the ordinary course of business with manufacturers and service providers; liens arising under the Seller’s credit facilities, which will be released with respect to the Purchased Assets upon the Closing; liens for Taxes, assessments and other charges of Governmental Authorities not yet due and payable or being contested in good faith by appropriate proceedings; and mechanics’, workmens’, repairmens’, warehousemens’, carriers’ or other like liens arising or incurred in the ordinary course of business or by operation of Law and which are not material to the Purchased Assets, are not delinquent, and none of such liens will individually or in the aggregate impair the continued use and operation of the property to which they relate in the Business as presently conducted.

10.43.
“Person” shall mean, any natural person, corporation, partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.

10.44.
“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

10.45.
“Products” shall mean shampoo products marketed under the name “Prell.”

10.46.
“Purchase Price” shall have the meaning set forth in Section 4.1.

10.47.
“Purchased Assets” shall have the same meaning set forth in Section 1.

10.48.
“Purchased Inventory” shall have the meaning set forth in Section 1.5.

10.49.
“Records” shall have the meaning set forth in Section 1.4.

10.50.
“Registered Intellectual Property Asset” shall have the meaning set forth in Section 6.1.5.1.

10.51.
“Representative” shall mean, as to a specified Person, any officer, director, agent, employee, attorney, accountant, consultant or other representative of the Person specified.

10.52.
“Seller” shall have the meaning set forth in the Preamble.

10.53.
“SLG” shall have the meaning set forth in the Preamble.

10.54.
“Taxes” shall mean all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other Taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

10.55.
“Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

10.56.
“Transaction Documents” shall mean this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Intellectual Property Assignments, the Transition Services Agreement and all other agreements, instruments and documents required to be delivered at Closing or in connection with the transactions contemplated by this Agreement.

10.57.
“Transition Services Agreement” shall have the meaning set forth in Section 5.2.4.

[Remainder of page intentionally left blank; Signatures on following page]

IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

“SELLER”

Neoteric Cosmetics, Inc.

/s/ Tisha Pedrazzini

Printed Name: Tisha Pedrazzini

Title: President

“SLG”

Scott’s Liquid Gold-Inc.

/s/ Tisha Pedrazzini
Printed Name: Tisha Pedrazzini
Title: President

“BUYER”

AFAM Concept, Inc.

/s/ Zain Ali
Printed Name: Zain Ali
Title: President

Signature Page to Asset Purchase Agreement